Exhibit 99.2

Summary Financial Information for NOK-BONG Ship Building Ltd.

Nok-Bong Ship Building Co. Ltd
FYE December 31	Korean Won				US$
Income Statement	12 months	12 months	6 months	Convert	12 months	12 months	6 months
Period Ending	2005	2006	2007	920	2005	2006	2007
Total Revenue	47,156,621,000	86,353,369,000	58,064,476,000		51,257,197	93,862,358	63,113,561
Cost of Revenue	54,889,093,000	85,650,289,000	55,878,389,000		59,662,058	93,098,140	60,737,379
Gross Profit(Loss)	(7,732,472,000)	703,080,000	2,186,087,000		(8,404,861)	764,217	2,376,182

Operating Expenses
Marketing and Management	2,004,429,000	2,595,756,000	1,479,961,000		2,178,727	2,821,474	1,608,653
Operating Income or Loss	(9,736,901,000)	(1,892,676,000)	706,126,000		(10,583,588)	(2,057,257)	767,528
Other Income	567,314,000	3,303,929,000	1,447,251,000		616,646	3,591,227	1,573,099
Other Expenses	2,210,661,000	2,311,285,000	1,794,091,000		2,402,892	2,512,266	1,950,099
Profit(loss) before Extraordinary Expense	(11,380,248,000)	(900,032,000)	359,286,000		(12,369,835)	(978,296)	390,528
Extraordinary Income		1,770,219,000			-	1,924,151	-
Extraordinary Expense	4,238,474,000				4,607,037	-	-
Profit Before Tax	(15,618,722,000)	870,187,000	359,286,000		(16,976,872)	945,855	390,528
Corporate Tax	-	-	-		-	-	-
Net Income from Continuing Operations	(15,618,722,000)	870,187,000	359,286,000		(16,976,872)	945,855	390,528

	Korean Won				US$
Balance Sheets	12 months	31-Dec	30-Jun	Convert	31-Dec	31-Dec	30-Jun
Current Assets	2005	2006	2007	920	2005	2006	2007
Cash and Cash Equivalents	3,549,025,000	12,516,822,000	78,201,344,000		3,857,636	13,605,241	85,001,461
Net Receivables	13,449,155,000	11,330,238,000	13,447,895,000		14,618,647	12,315,476	14,617,277
Other Current Assets	3,200,597,000	13,937,676,000	21,001,980,000		3,478,910	15,149,648	22,828,239
Inventories	3,951,832,000	5,725,159,000	5,159,255,000		4,295,470	6,222,999	5,607,886
Total Current Assets	24,150,609,000	43,509,895,000	117,810,474,000		26,250,662	47,293,364	128,054,863
Long Term Investments	211,084,000	247,461,000	2,397,677,000		229,439	268,979	2,606,171
Property Plant and Equipment	9,334,441,000	11,378,257,000	15,190,245,000		10,146,132	12,367,671	16,511,136
Intangible Assets			217,160,000		-	-	236,043
Total Assets	33,696,134,000	55,135,613,000	135,615,556,000		36,626,233	59,930,014	147,408,213

Liabilities
Current Liabilities
Accounts Payable
Short/Current Long Term Debt	26,170,214,000	12,943,528,000	43,491,316,000		28,445,885	14,069,052	47,273,170
Other Current Liabilities	18,813,335,000	49,969,750,000	98,272,660,000		20,449,277	54,314,946	106,818,109
Total Current Liabilities	44,983,549,000	62,913,278,000	141,763,976,000		48,895,162	68,383,998	154,091,278
Long Term Debt	1,809,000,000	2,448,563,000	3,718,523,000		1,966,304	2,661,482	4,041,873
Total Liabilities	46,792,549,000	65,361,841,000	145,482,499,000		50,861,466	71,045,479	158,133,151

Stockholders' Equity
Common Stock	6,000,000,000	8,000,000,000	8,000,000,000		6,521,739	8,695,652	8,695,652
Retained Earnings	(18,731,843,000)	(17,861,656,000)	(17,502,371,000)		(20,360,699)	(19,414,843)	(19,024,316)
Capital Surplus	(364,572,000)	(364,572,000)	(364,572,000)		(396,274)	(396,274)	(396,274)
Other Stockholder Equity	(13,096,415,000)	(10,226,228,000)	(9,866,943,000)		(14,235,234)	(11,115,465)	(10,724,938)
Total Liabilities and Stockholders' Equity	33,696,134,000	55,135,613,000	135,615,556,000		36,626,233	59,930,014	147,408,213